Exhibit 99.1

Donald Trump Jr. Joins Unusual Machines as an Advisor

ORLANDO, Fla., November 27, 2024 -- Unusual Machines, Inc. (NYSE American: UMAC) (“Unusual Machines” or the “Company”), a U.S. based drone and drone components manufacturer, today announced that Donald Trump Jr., a globally recognized business leader, best-selling author and investor in the Company, has joined the Company’s advisory board.

“Don Jr. joining our board of advisors provides us unique expertise we need as we bring drone component manufacturing back to America,” said Allan Evans, Unusual Machines CEO. “He brings a wealth of experience and I look forward to his advice and role within the Company as we continue to build our business.”

“The need for drones is obvious. It is also obvious that we must stop buying Chinese drones and Chinese drone parts,” said Don Jr. “I love what Unusual Machines is doing to bring drone manufacturing jobs back to the USA and am excited to take on a bigger role in the movement”.

Don Jr.’s appointment comes at a pivotal moment for Unusual Machines, following the recent release of our Brave F7 FPV Flight Controller. This achievement underscores the Company’s commitment to onshoring U.S. drone component manufacturing. By reducing reliance on foreign-made products and strengthening domestic supply chains, Unusual Machines is helping to safeguard U.S. technological leadership in the drone industry. Don Jr.’s expertise will be invaluable in accelerating this mission as the Company continues to expand its product line.

About Unusual Machines

Unusual Machines manufactures and sells drone components and drones across a diversified brand portfolio, which includes Fat Shark, the leader in FPV (first-person view) ultra-low latency video goggles for drone pilots. The Company also retails small, acrobatic FPV drones and equipment directly to consumers through the curated Rotor Riot e-commerce store. With a changing regulatory environment, Unusual Machines seeks to be a dominant Tier-1 parts supplier to the fast-growing multi-billion-dollar U.S. drone industry. According to Fact.MR, the global drone accessories market is currently valued at $17.5 billion and is set to top $115 billion by 2032.

For more information visit Unusual Machines at https://www.unusualmachines.com/.

Contact:
CS Investor Relations
917-633-8980
investors@unusualmachines.com